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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 12 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported):  June 13, 2001

                            WOODS EQUIPMENT COMPANY
            (Exact name of registrant as specified in its charter)

        Delaware                      333-88759                 36-3868249
(State or other jurisdiction   (Commission File Number)       (IRS Employer
     of incorporation)                                    Identification Number)

                               6944 Newburg Road
                              Rockford, IL  61108
              (Address of principal executive offices) (Zip Code)

      Registrant's telephone number, including area code:  (815) 732-2141

                                      N/A
        (Former name or former address, if changed since last report.)
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ITEM 5.  Other events.

     Woods Equipment Company (the "Registrant") and its subsidiary, WEC Company ("WEC"), have determined that WEC will be unable to make the interest payment of $7,800,000 payable on July 15, 2001, on its 12% Senior Notes, due 2009 ("Notes"). Upon expiration of the 30-day grace period under the Notes on August 14, 2001, an event of default will arise, which could result in acceleration of the maturity of substantially all of Registrants' and WEC's long term indebtedness.

     During the quarter ended March 31, 2001, the registrant experienced lower than planned sales, profits and cash flow. Several factors contributed to the below planned results, including (i) weather conditions in the South and Midwest which delayed purchases of prime movers and related attachments; (ii) increased competition in the construction business; (iii) the slowing of the US economy; and (iv) uncertainty during the realignment of grounds maintenance sales territories and personnel which is now complete. Although sales levels have improved during the current quarter ending June 30, 2001, the first three factors continue to adversely affect sales levels to a greater extent than previously anticipated. It is expected that sales for the quarter ending June 30, 2001, will be 15-20% below sales levels for the same period of the prior year.

     During fiscal 2001, the Registrant has continued to restructure its operations, including the elimination of approximately 250 jobs. The Registrant has also implemented a plan of temporary plant shut downs to bring inventory levels in line with current demand and will close its Charlotte, North Carolina plant on June 15, 2001. Additionally, capital expenditures have been reduced to a maintenance level and an enterprise-wide integrated systems project requiring several million dollars to complete has been terminated. However, these measures have not been sufficient to overcome the current lower sales levels, resulting in reduced cash flow from operations and thus insufficient liquidity to enable WEC to make the July 15, 2001, interest payment on the Notes.

     The Registrant has retained McDonald Investments Inc. to assist in exploring strategic alternatives in connection with a possible debt restructuring. The Registrant expects to commence discussions with its lenders regarding the terms of a possible consensual restructuring in the near future. As with any restructuring, no assurance can be given that the Registrant will be successful in reaching an agreement with any of its lenders or in reaching agreement with other parties to a restructuring. In the event that negotiations are not successful, the Registrant will consider all other available alternatives.

     This Form 8-K contains forward-looking statements that are based on management's expectations, estimates, discussions and assumptions. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and involve certain risks and uncertainties that are difficult to predict. Therefore, actual, future results and trends may differ materially from what has been disclosed herein due to a variety of factors, including without limitation, the results of our discussions with our lenders, our future capital requirements, current economic conditions and trends in our industry.
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                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 13, 2001          WOODS EQUIPMENT COMPANY


                              By:    /s/ Mark A. Miller
                                     ______________________________
                              Name:  Mark A. Miller
                              Title: Vice President and Chief Financial Officer